EXHIBIT 99.1

For Immediate Release:                                           Contact: Julie S. Ryland

Monday, August 22, 2005                                                                            205-326-8421

ENERGEN HEDGES ANOTHER 5 BCF OF 2006 GAS PRODUCTION

Earnings Guidance Range Increased 10 Cents

BIRMINGHAM, Ala -- Energen Corporation (NYSE:EGN) announced today that it has added to its 2006 natural gas hedge position and, as a result, is raising its earnings guidance for 2006 to a new range of $3.05-$3.35 per diluted share. [The Company's prior guidance range issued on August 1, 2005, was $2.95-$3.25 per diluted share].

The Company has hedged an additional 5.43 billion cubic feet (Bcf) of its 2006 natural gas production at a NYMEX-equivalent price of $9.14 per thousand cubic feet (Mcf). Energen Resources' total natural gas hedge position for 2006 now stands at approximately 38.2 Bcf at an average NYMEX-equivalent price of $7.62 per Mcf. These latest hedges largely complete Energen's natural gas and oil hedging programs until after January 2006, at which time additional hedges may be sold without incurring inter-year, mark-to-market net income variances.

With additional uncertainty associated with commodity prices removed from Energen's earnings outlook for 2006, the Company raised its guidance range for the year by 10 cents to a new level of $3.05-$3.35 per diluted share.

Embedded in Energen's 2006 earnings guidance is the assumption that average NYMEX prices applicable to its unhedged natural gas and oil production will average $7 per Mcf and $45 per barrel, respectively. The assumed average price for unhedged natural gas liquids (NGL) production in 2006 is approximately 70 cents per gallon.

Also included in the Company's 2006 guidance is an estimated 8 cents per diluted share from unidentified oil and gas property acquisitions of approximately $200 million each in the fourth quarters of 2005 and 2006.

Energen Resources' total current hedge position with respect to its estimated 2006 production is as follows:

Commodity	Hedge Vols.	Estimated 2006 Production		% Hedged		NYMEX-equiv. price
Natural Gas	38.2 Bcf	64.6 Bcf[1]	59.2 Bcf[2]	59%[1]	65%[2]	$7.62 per Mcf
Oil	2,424 MBbl	3,600 MBbl[1]	3,300 MBbl[2]	67%[1]	73%[2]	$50.91 per barrel
NGL	30.2 MMgal	85.1 Mgal[1]	79.7 MMgal[2]	36%[1]	38%[2]	$0.56 per gallon

1    With unidentified 4th quarter acquisition in 2005 and 2006

2    Without unidentified 4th quarter acquisition in 2005 and 2006

Energen Resources' 2006 natural gas hedge position by hedge type is as follows:

Hedge Type	Volumes (Bcf)	Assumed Basis Difference	Price/Mcf (NYMEX equiv)
San Juan Basin-specific	21.0	$0.80	$7.19
Permian Basin-specific	0.5	$0.62	$9.15
NYMEX Hedges	16.3	NA	$8.08
Other	0.4	$0.21	$9.18

Energen Resources' 2006 oil hedge position by hedge type is as follows:
Hedge Type	Volumes (MBbl)	Assumed Sour Oil Difference	Price/Barrel (NYMEX equiv)
NYMEX Hedges	509	-	$44.78
Sour Oil (WTS)	1,915	$4.11	$52.54

Given Energen Resources' current hedge position for 2006 and assuming prices as outlined above for its unhedged production (excluding volumes from unidentified acquisitions), sensitivities to pricing changes applicable to Energen's 2006 earnings guidance are as follows:

-         Every 10-cent change in the average NYMEX price of gas from $7 per Mcf represents an estimated net income impact of approximately $975,000 (1.3 cents per diluted share).

-         Every $1.00 change in the average NYMEX price of oil from $45 per barrel represents an estimated net income impact of approximately $425,000 (0.6 cents per diluted share).

-         Every 1-cent change in average price of NGL from $0.70 per gallon represents an estimated net income impact of approximately $245,000 (0.3 cents per diluted share).

Price-related events such as substantial basis differential changes could cause earnings sensitivities to be materially different from those outlined above.

Energen Corporation is a diversified energy holding company with headquarters in Birmingham, Alabama. Its two lines of business are the acquisition and development of natural gas, oil and natural gas liquids onshore in North America and natural gas distribution in central and north Alabama. Additional information on Energen is available at www.energen.com.

FORWARD-LOOKING STATEMENTS: This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company's forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A more complete discussion of risks and uncertainties that could affect future results of Energen and its subsidiaries is included in the Company's periodic reports filed with the Securities and Exchange Commission.

-o0o-